CUSIP No. 235906104                                                Page 22 of 26

                                                                      EXHIBIT 33

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]     Definitive Proxy Statement
[X]     Definitive Additional Materials
[ ] Soliciting Material Pursuant to ' 240.14a-11(c) or ' 240.14a-12

                           DAMEN FINANCIAL CORPORATION
                (Name of Registrant as Specified in its Charter)

          PAUL J. DUGGAN AND THE COMMITTEE TO ENHANCE SHAREHOLDER VALUE (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee  computed  on  table  below  per  Exchange  Act
         Rules 14a-6(i)(4) and 0-11.

         1)   Title of each class of securities to which transaction applies:

         2)   Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         4)   Proposed maximum aggregate value of transaction:

         5)   Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)   Amount Previously Paid:

         2)   Form, Schedule or Registration Statement No.:

         3)   Filing Party:

         4)   Date Filed:


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CUSIP No. 235906104                                               Page 23 of 26
                                 Paul J. Duggan
                 and The Committee to Enhance Shareholder Value
                            53 West Jackson Boulevard
                                Chicago, IL 60604
                            Toll Free (888) 522-5332

                              Important Message to
                    Damen Financial Corporation Stockholders

                                                               January  22, 1999

To My Fellow Stockholders:

On May 15, 1998, Damen's stock traded at $19 per share. Yesterday it closed at $14.75. That's a drop of 22%! Obviously something is wrong.

That's why I am writing to urge you - in your own best interest - to vote for the slate of three truly independent directors put forward by the Committee To Enhance Shareholder Value.

Who am I? My name is Paul Duggan and I am the largest stockholder in Damen. I ask you to compare our director nominees to Damen's:

  ------------------------------------------------------------------------------
       The Committee's Slate                       Damen's Slate

  ------------------------------------------------------------------------------
         Money manager with                         Funeral home
      CPA certificate - Duggan                    director -Tybor

  ------------------------------------------------------------------------------
     MBA with over 20 years of                Retired cement business
    banking experience - Huffman                   owner - Caputo

  ------------------------------------------------------------------------------
      Lawyer with expertise in             Former attorney for the Internal
     municipal bonds - Cainkar                Revenue Service - Poronsky

  ------------------------------------------------------------------------------

Damen's nominees were among the directors who approved salaries, bonuses and stock awards for management that totaled more than $3.2 million over the past three years, despite Damen's poor financial performance.

Damen's entrenched management has already begun the process of attempting to justify their lackluster performance since 1995. Please consider these facts:


                                    Damen's
   Date                        Closing Stock Price
 10/02/95                            $11.50
  5/15/98                             19.00
  9/01/98                             12.50
  1/21/99                             14.75


o        The price of Damen stock fell 34% from May 1998 to September 1, 1998.
o Damen's stock price rose only 8.7% from its IPO in October 1995 to September 1998. (1)
o But, in the face of these facts, the compensation committee of Damen's board recommended that CEO Stull receive a bonus for this performance in 1998 and a salary increase for 1999!

----------------------
(1) Please note that September 1, 1998 is a critical date, because it is one month prior to the end of Damen's fiscal year, when budgets are frequently set for the coming year.

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CUSIP No. 235906104                                                Page 24 of 26

In our considered opinion, to reward management while the stock price is languishing is just plain wrong!

That's just one of the reasons you owe it to yourself to elect our slate of truly independent, highly qualified candidates. We pledge that we will not approve such rich compensation programs.

After you have read Damen's self-serving material and considered the pitiful price record of Damen stock, ask yourself these questions:

o Why would Damen's current board want to give the President a raise when, in September 1998, Damen's Stock was at a 52-week low?
o Does an increase of 8.7% in the price of Damen's stock over the 35 month period after Damen's IPO qualify one for a raise?
o Are you satisfied with the performance of Damen's share price during the strongest Bull market in history?
o Do you really believe that the incumbent board will act in a truly independent manner?

We believe the key issue you should consider when deciding who to vote for is the independence of the director candidates. Our slate of truly independent directors can make a difference. We are committed to maximizing value for all shareholders, by examining all available options including a sale of the company.

Management has tried to put a spin on the hiring of an investment banker.

o Do you really think that management's hiring an investment banker will lead to a sale of the company at a favorable price? (Note that the same investment banker was hired "some time" before the fact was announced by the Company in December, just in time to try to make you think they might be serious and should be re-elected).
o Why did they delay this announcement? They say they were afraid that announcing the hiring of an investment banker would ...spark a bidding war for the company...! Have you ever seen a bidding war that didn't result in a higher price for the shareholders?
o If a buyer is actually found, do you think the present board, dominated by insiders, will negotiate in your best interest or Management's? Don't you think a truly independent board will do better for you?

This is the key question: Are you satisfied with the performance of your investment in Damen? If your answer is NO, you owe it to yourself to support our candidates and vote for the Committee by completing and returning the enclosed BLUE proxy card.

Thank you for your time and attention to this important matter.
                                   Very truly yours,


                                   /s/ Paul J. Duggan
                                   Paul J. Duggan and
                                   The Committee to Enhance Shareholder Value

If your shares are held in the name of a brokerage firm, please return your BLUE proxy or contact your broker and direct him or her to vote for the Committee on the BLUE proxy card. If you have any questions you can reach Mr. Duggan toll free at (888) 522-5332 or call The Altman Group collect at (212) 681-9600.

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CUSIP No. 235906104                                                Page 25 of 26

                                      PROXY

                      This proxy is solicited on behalf of
          Paul J. Duggan and the Committee to Enhance Shareholder Value
                               with respect to the
                     1999 Annual Meeting of Stockholders of
                           Damen Financial Corporation



         The undersigned appoints Paul J. Duggan and Vincent Cainkar, and each of them, each with full power to act without the other, and each with full power of substitution, proxies for the undersigned, to represent and vote, as designated below, all shares of Common Stock of Damen Financial Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on February 26, 1999 at 9:30 a.m. (local time) and at any adjournments or postponements thereof, at the Embassy Suites, located at 1939 N. Meacham Road, Schaumburg, Illinois.

         This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of Paul J. Duggan, Vincent Cainkar and J. Dennis Huffman as directors of the Company, FOR the ratification of the appointment of Cobitz, VandenBerg & Fennessy as the auditors of the Company for the fiscal year ending September 30, 1999, FOR the stockholder proposal directing the Board of Directors to appoint an investment banker to pursue merger or acquisition candidates for the Company and to establish a committee consisting of all directors who are not current or former officers or employees or relatives of such persons in order to recommend to the Board of Directors the best available offer to acquire the Company, FOR any adjournment proposal made or recommended by any member of the Committee to Enhance Shareholder Value, and AGAINST any adjournment proposal not made or recommended by a member of the Committee to Enhance Shareholder Value.




             PLEASE SEE REVERSE SIDE OF CARD FOR VOTING INFORMATION



--------------------------------------------------------------------------------
   PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------





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CUSIP No. 235906104                                                Page 26 of 26


         The Committee to Enhance Shareholder Value recommends that you vote FOR the election of Paul J. Duggan, Vincent Cainkar and J. Dennis Huffman as directors of the Company, FOR the ratification of the appointment of Cobitz, VandenBerg & Fennessy as the auditors of the Company for the fiscal year ending September 30, 1999, FOR the stockholder proposal directing the Board of Directors to appoint an investment banker to pursue merger or acquisition candidates for the Company and to establish a committee consisting of all directors who are not current or former officers or employees or relatives of such persons in order to recommend to the Board of Directors the best available offer to acquire the Company, FOR any adjournment proposal made or recommended by any member of the Committee to Enhance Shareholder Value, and AGAINST any adjournment proposal not made or recommended by a member of the Committee to Enhance Shareholder Value.

1.   To elect three nominees as directors of the Company.
|_|  FOR all nominees listed below             |_| WITHHOLD authority to vote
    (except as marked to the contrary below)       for all nominees listed below



              Paul J. Duggan, Vincent Cainkar and J. Dennis Huffman

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space below.)
                  --------------------------------------------
2. To ratify the appointment of Cobitz, VandenBerg & Fennessy as the auditors of the Company for the fiscal year ending September 30, 1999.

           |_| FOR            |_| AGAINST         |_| ABSTAIN

3. To approve the stockholder proposal directing the Board of Directors to appoint an investment banker to pursue merger or acquisition candidates for the Company and to establish a committee consisting of all directors who are not current or former officers or employees or relatives of such persons in order to recommend to the Board of Directors the best available offer to acquire the Company.

           |_| FOR            |_| AGAINST         |_| ABSTAIN

4. To adjourn the annual meeting to a later date that is proposed or recommended by any member of the Committee to Enhance Shareholder Value.

           |_| FOR            |_| AGAINST         |_| ABSTAIN

5. To adjourn the annual meeting to a later date that is not proposed or recommended by a member of the Committee to Enhance Shareholder Value.

           |_| AGAINST        |_| FOR             |_| ABSTAIN

6. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.



                                        Please  sign  your  name  exactly  as it
                                        appears on this card. If you are a joint
                                        owner,  each  owner  should  sign.  When
                                        signing  as   executor,   administrator,
                                        attorney, trustee, or guardian, or as custodian for a minor, please give your full title as such. If you are signing for a corporation, please sign the full corporate name and indicate the signer's office. If you are a partner, sign in the partnership name.



                                        Shareholder sign here Date



                                        Co-owner sign here Date




If you need assistance in voting your shares, please call Paul J. Duggan toll-free at (888) 522-5332 or The Altman Group, Inc., which is assisting the Committee in its solicitation of your proxy for the Annual Meeting, at (212) 681-9600.